Exhibit 99.1

Wrigley Reports 15% Rise in Third Quarter Earnings per Share on Strong 11% Sales Increase and Declares Dividend

CHICAGO – October 23, 2006 – The Wm. Wrigley Jr. Company (NYSE – WWY) today announced third quarter sales of $1.18 billion, an increase of 11 percent on worldwide shipment increases of 9 percent.  Net earnings for the quarter were $0.53 per diluted share versus $0.46 for the year ago period, an increase of 15 percent.

On a non-GAAP basis, excluding the negative impacts of previously announced restructuring charges ($0.02) and new accounting requirements to expense stock options ($0.02) – 2006 third quarter per share earnings would have been $0.57, $0.10 or 21 percent above the year-ago quarter (excluding prior year restructuring charges as well).  All per share figures have been adjusted to reflect the 5-for-4 stock dividend that took place on May 1, 2006.

“The year so far has played out as expected, and we remain pleased with our continued double-digit, top-line growth and the overall vitality of our confectionery business worldwide,” said Bill Wrigley, Jr., Executive Chairman and Chairman of the Board.  “Our plan called for heavy investment in the first half of the year, despite the challenging comparisons, and accelerating business momentum the back half of the year.  Although there is more work to do, the aggressive steps we have taken to improve our overall performance are starting to translate into more of our strong top-line success dropping down to our bottom line results.

Our share of the global marketplace and our overall leadership in gum remain strong, despite some give and take with competitors in various countries,” added Wrigley.  “We have a solid foundation and are well positioned for future growth.”

Wrigley’s overall sales growth of 11 percent in the quarter reflects strong performances across all regions.  Sales gains ranged from 7 percent in North America to 23 percent in Asia.  In the company’s largest volume geographies – the U.S. and China – quarterly sales were up 9 percent and over 30 percent, respectively.

Sales Performance
Third quarter global sales grew by $117 million or 11 percent over the same quarter last year, including a 2 percent boost from the translation of international (particularly European) results into a relatively weaker U.S. dollar.  The gain reflects excellent shipment increases for both gum (+8 percent) and non-gum items (+17 percent) in the quarter.

“What’s particularly impressive about the quarter’s results is that the contributions to growth – in terms of both gum and non-gum confectionery – come from all corners of the Wrigley world,” said Ralph Scozzafava, Vice President – Worldwide Commercial Operations.  “Even in geographies where we’re seeing stepped-up new product and promotional activities by competitors, we’re seeing excellent performance and category growth.”

Third quarter sales highlights, by region, included:

•

Asia’s continued strong sales growth, recording a 23 percent increase on a 25 percent shipment increase.  The biggest contribution to the region’s sales gain came from China, where sales grew in excess of 30 percent year over year.  Consumers in China continue to respond positively to expanded distribution of Extra® sugarfree brand, especially in its innovative bottle packaging.

•

In EMEAI (principally Europe), sales were up 12 percent on a 6 percent shipment increase, with a 3 percent gain from product mix and a 3 percent boost from currency translation.  Growth in the region was driven by double-digit gains across East Europe – lead by higher volumes in Russia, Ukraine and Poland.  In Russia, Orbit® Drops has achieved the #2 position in hard candy after less than 24 months in the marketplace; and Eclipse® gum has achieved a significant share after less than 8 months on shelf.  West Europe improved from the previous quarter, but was essentially flat versus year ago – with gains in France, Germany and Scandinavia offset by declines in Spain and the U.K.  The French gains were both in volume and share, and German business momentum has been accelerating.

•

Sales in North America were up 7 percent on a 6 percent increase in shipments, led by the U.S., where sales climbed 9 percent on a 7 percent increase in volume.  Strong gains from Orbit, Life Savers®, Orbit White®, and new Doublemint® Twins™ mints, as well as continued growth in Extra and a return to growth for Eclipse pellets were only partially offset by declining sales for sugar gum brands.

Overall, year-to-date net sales are up 13 percent or $409 million to $3.5 billion on an 18 percent shipment increase.  Through the first 9 months of the year, the confectionery brands acquired in 2005 account for a little less than half of the sales and shipment gains.

(continued)

Gross Margins
Consolidated gross margins for the quarter were 53.1 percent versus 53.7 percent a year ago.  While the margins are off 60 basis points versus year ago due to somewhat higher product costs, they show a 100 basis point improvement compared to the second quarter, primarily due to more favorable product and geographic mix.

Year-to-date, consolidated gross margins were 52.4 percent versus 55.8 percent a year ago.  They were reduced by approximately 60 basis points as a result of restructuring charges and stock option expenses.  Lower margin contributions from the confectionery brands acquired mid-year 2005 accounted for another approximately 160 basis points.  The remaining decline can be attributed mainly to unfavorable geographic and product shifts through the first 9 months of the year, including somewhat higher costs for some new product and packaging formats.

Operating Profits and Net Earnings
Consolidated operating profits for the quarter were up 12 percent, including a 3 percent boost from favorable currency translation.  Year to date, operating profits were down 2 percent, including the impact of restructuring charges and stock option expensing.  In the absence of those charges, on a non-GAAP basis, operating profits were up just under 16 percent for the quarter and more than 5 percent year-to-date.

Consolidated net earnings for the quarter of $148 million were up $18 million from the prior year.  On a diluted per share basis, earnings were $0.53, up 15 percent from the year-ago quarter.  Earnings were negatively impacted by the restructuring charge and stock option expenses, which each reduced earnings by $0.02; and adjustment of the expected tax rate for the year based on mix of business (from 32 percent to 31.5 percent) increased earnings by $0.01 in the quarter.  On a non-GAAP basis, excluding restructuring and options costs, earnings per share were $0.57 versus $0.47 a year ago.

Year-to-date diluted earnings per share of $1.44 are down 4 percent from the first nine months of 2005.  Excluding restructuring ($0.05) and options costs ($0.07), nine-month earnings per share – on a non-GAAP basis – of $1.56 are up $0.05 or just over 3 percent from the year-ago period.

Continuing Business Progress
New product introductions – combined with a disciplined go-to-market strategy and a stronger and more efficient supply chain alignment – continue to be important drivers of results.  For example, an aggressive new product launch cycle this summer – with products such as LifeSavers Orange Mints, Sweet Mints™ and Fruit Splosions® – helped fuel the 9 percent rise in U.S. sales this past quarter.  The Wrigley sales team is now in the process of presenting new U.S. product launches for year end, including the previously announced dark chocolate-dipped Altoids®, as well as Life Savers Fruit Tarts and Hubba Bubba® Sour Gummi Tape, along with two new flavors of Orbit – Mint Mojito™ and Raspberry Mint – and Orbit White Bubblemint™ in the convenient new Big-E® package.

Currently rolling out into the U.S. marketplace is a new kind of pellet product called Eclipse Fusion®.    Offered in both Spearmint Melon and Peppermint Berry versions, Eclipse Fusion has a unique combination of chewing gum, micro mints and mild cooling fruit flavor-infused center that recorded top scores in consumer testing on a stand-alone basis and versus competitive offerings.

Dividend Declaration
At their regular meeting, the Board of Directors of the Wrigley Company declared a regular dividend of $0.256 on each share of Common Stock and each share of Class B Stock for the three-month period beginning February 1, 2007.  These dividends are payable February 1, 2007 to stockholders of record of each class of stock outstanding at the close of business on January 12, 2007.

About Wrigley
The Wm. Wrigley Jr. Company is a recognized leader in confections with a wide range of product offerings including gum, mints, hard and chewy candies, and lollipops.  The Company has global sales in excess of $4 billion and distributes its world-famous brands in more than 180 countries.  Three of these brands – Wrigley’s Spearmint®, Juicy Fruit®, and Altoids® – have heritages stretching back more than a century.  Other well-loved brands include Doublemint®, Life Savers®, Big Red®, Boomer®, Pim Pom®, Winterfresh®, Extra®, Freedent®, Hubba Bubba®, Orbit®, Excel®, Creme Savers®, Eclipse®, Airwaves®, Solano®, Sugus® , P.K.®, and Cool Air®.

Cautionary Statement Regarding Forward-Looking Information
To the extent that statements contained in this press release may be considered forward-looking statements, the following will be deemed to be the Wrigley Company’s meaningful cautionary disclosure regarding such statements.      A variety of factors could cause actual results to differ materially from the anticipated results or expectations expressed. The important factors that could affect these outcomes are set forth in Exhibit 99 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

FROM:	WM. WRIGLEY JR. COMPANY
Christopher Perille, Senior Director – External Relations
Phone: (312) 645-4077

STATEMENT OF CONSOLIDATED EARNINGS OF
WM. WRIGLEY JR. COMPANY

	Three Months Ended September 30,		Nine Months Ended September 30,

	2006	2005	2006	2005

Net sales	$1,179,372	$1,062,388	$3,461,719	$3,052,962
Cost of sales	547,116	485,986	1,624,286	1,344,556
Restructuring charges	6,388	6,136	24,151	6,136

Gross profit	625,868	570,266	1,813,282	1,702,270

Selling, general and administrative expense	398,280	366,863	1,191,935	1,070,338

Operating income	227,588	203,403	621,347	631,932

Interest Expense	(15,597)	(14,559)	(46,952)	(16,841)
Other income	1,399	1,918	10,352	7,227

Earnings before income taxes	213,390	190,762	584,747	622,318

Income taxes	65,361	61,044	184,195	199,142

Net earnings	148,029	129,718	400,552	423,176

Net earnings per average share of common stock (basic)[a]	0.53	0.46	1.44	1.50

Net earnings per average share of common stock (diluted)[a]	0.53	0.46	1.44	1.50

Average number of basic shares outstanding for the period	277,546	281,303	277,506	281,274

Average number of diluted shares outstanding for the period	277,998	282,646	278,273	282,618

[a] Per share calculations based on the average number of shares outstanding for the period.

Note: In thousands except for earnings per share amounts.